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                                                                    EXHIBIT 23.5


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference of our firm under the captions "Experts" and "Change in Accountants of Artecon" and to the use of our report dated June 12, 1996, with respect to the consolidated financial statements of Artecon, Inc. included in the Joint Proxy Statement/Prospectus of Storage Dimensions, Inc. and Artecon, Inc. that is made a part of the Registration Statement (Form S-4) of Storage Dimensions, Inc. for the registration of shares of its common stock expected to be filed on or about March 9, 1998.


                                                /s/ ERNST & YOUNG LLP
                                                ---------------------
                                                ERNST & YOUNG LLP


San Diego, California
March 6, 1998